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                                                                    EXHIBIT 99.1

                       SCHEDULE 13D JOINT FILING AGREEMENT

        In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.


Dated:   April 28, 2005

MAS Services, Inc.

By:     /s/ Richard A. Schmidt                      /s/ Richard A. Schmidt
        -------------------------------------       ----------------------------
Name:   Richard A. Schmidt                          Richard A. Schmidt
Title:  President and Chief Executive Officer